EXHIBIT 10.1

TECHNOLOGY LICENSE AGREEMENT

PARTIES:	Energy Technology Group Inc. (“Licensor”)
200 East Palm Valley Drive, Suite 2000
Orlando, FL 32765-9401

I-Sys, Inc. (Licensee)
3600 K Avenue Plano,
TX 75074

EFFECTIVE DATE: March 18, 2008

WHEREAS, the Licensor owns certain assets used in connection with the operation of a business that engineers, manufactures, installs and services automatic meter reading equipment and software and is operated under the names of MeterMesh, Energy Technology Group, and other trade names (the “Business”);

INTENDING TO BE LEGALLY BOUND, and in consideration of the mutual promises set forth below, the parties agree as follows:

SECTION 1: DEFINITIONS

1.1  “Affiliate” means, with respect to either party to this Agreement, any Person who, directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such party.  For purposes of this definition, “controls”, “controlled by” and “under common control with” means the possession, direct or indirect, of the power to direct or cause the direction of the management, polices or action of a Person, whether through the ownership of voting securities, by contract, or otherwise.

1.2  “Licensed Technology” means those present and future patented and un-patented trade secrets, manufacturing methods, processes, techniques, engineering drawings and specifications, object code, source code, technical data, specialized, novel, confidential and/or unique techniques, inventions, practices, knowledge, know-how, skill, experience, and other proprietary information owned by Licensor, including but not limited to that which is set forth on Schedule A hereof, and any patents concerning the Subject Matter of this Agreement which hereafter issue to Licensor on any of the foregoing presently in Licensor’s possession or control.

1.3  “Licensed Trademarks “ means the trademarks identified on Schedule B of this Agreement.  Licensor may amend Schedule B solely to add additional marks thereto or to reflect changes to the status of marks already thereon, from time to time upon reasonable notice to Licensee.

1.4  “Person” means any individual, sole proprietorship, joint venture, partnership, corporation, association, trust estate, governmental agency, regulatory agency, regulatory authority, or any other entity.

1.5  “Proprietary Items” means all of the following, whether provided orally, in written form or otherwise: (a) the Licensed Technology, (b) any information, technical data, trade secrets, or know-how of Licensor, including, but not limited to, that which relates to research, product plans, products, services, customers, markets, software (including, but not limited to, the source code therefore), hardware, developments, inventions, discoveries, procedures, methods, experimental techniques, processes, designs, drawings, blueprints, specifications, patent applications, engineering, hardware and software configuration information, processes, methods, materials, sources of supply and fees; (c) all information relating to either parties’ past, present and future marketing and business activities; (d) all information regarding either parties’ prior, current and prospective customers and suppliers, including but not limited to, each customer’s or supplier’s name, address and other identifying information, all information regarding the products or services sold to or purchased from each such customer or supplier, and all information regarding the business relationship and business transactions between such party and each such customer and supplier; (e) all information that is provided by or on behalf either party, which is specified as being confidential, or which the receiving party knows, or should reasonably know, to be confidential by the nature of such information or the circumstances under which it is given.  Proprietary Items expressly includes any and all information derived from the foregoing Proprietary Items and all compilations and copies thereof. Notwithstanding the foregoing, Proprietary Items will not include any information (i) which was known to Licensee prior to its disclosure pursuant to this Agreement (as evidenced by contemporaneous written records maintained in the ordinary course of business) and not the subject of any other confidentiality obligation owed to the disclosing party, (ii) which is currently or subsequently becomes part of the public domain through no fault of receiving party and/or any Affiliate of receiving party, (iii) which is disclosed to receiving party by any Person who is not bound by an obligation to maintain such information in confidence, or (iv) which was independently developed or created by receiving party without reference to any Proprietary Items (as evidenced by contemporaneous written records maintained in the ordinary course of business).

1.6 “Subject Matter of this Agreement” means the Licensed Technology and any information or processes for producing the same.

1.7 “Territory” means worldwide.

1.8 “Royalty” has the meaning set forth in Section 6.

SECTION 2: LICENSE GRANT; RESERVATION OF RIGHTS

2.1 License Grant. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee an exclusive, irrevocable (except as provided herein), right and license to use, distribute, sublicense and other wise exploit the Propietary Items in the Territory. To the extent there are territories covered under the Master Distributor agreements in Schedule 2.1 Licensor hereby assigns all rights in the Master Distributor Agreements relating to same to Licensee

2.2  Reservation of and Limitation of Licensor’s Rights.

(a) Licensor hereby expressly reserves all rights in and to the Licensed Technology not otherwise granted to Licensee hereunder.

(b) Licensor agrees that, during the term of this Agreement and for so long as Licensee’s rights hereunder are exclusive, Licensor will not sell, assign, transfer or otherwise exploit the Licensed Technology in the Territory in any manner.

SECTION 3: TRADEMARK LICENSE

3.1  Grant of License. Licensor hereby grants to Licensee an exclusive, nontransferable license to use the Licensed Trademarks in the Territory in accordance with this Agreement.

3.2  Recognition of Licensor’s Rights. Licensee recognizes Licensor’s ownership of the Licensed Trademarks and the validity of any of registrations Licensor may secure therefor and Licensee will not dispute or put at issue such ownership or validity.  Licensee shall not at any time apply for or obtain the registration of any Licensed Trademark in any country or do or suffer to be done any other act or thing which might in any way impair the rights of Licensor in and to the Licensed Trademarks, and shall not claim any right or interest in the Licensed Trademarks, except such rights as are expressly granted herein.

3.3  Impairment of Licensed Trademarks. Licensee hereby covenants that it will not directly or indirectly undertake any action anywhere which in any manner might infringe, or impair the validity, scope, or title of Licensor in the Licensed Trademarks, or any of them, or in any other trademarks which may be owned by Licensor at any time during the Effective Term.  Licensee agrees to cease using the Licensed Trademarks in any way immediately upon the expiration or termination of this Agreement (or any permitted sell off period).

3.4  Protection of Quality Standards. Licensee agrees and undertakes that in using the Licensed Trademarks, it shall comply with quality standards and methods of testing materials in quality, furnished or approved by the Licensor, in respect to the materials used, manufacturing specifications, and finished goods.  Licensee will not materially deviate from the approved form and manner of use of the Licensed Trademarks without obtaining Licensor’s prior written consent.  If any such materials bearing the Licensed Trademarks do not meet with Licensor’s approval, Licensor shall promptly communicate the reasons therefor, and Licensee shall thereupon promptly take the necessary steps to ensure that such materials meet with Licensor’s approval.

SECTION 4: ROYALTY, LICENSOR’S CURRENT OR FORMER EMPLOYEES, CUSTOMER OBLIGATIONS AND OTHER

CONSIDERATION

4.1  Royalty. Licensee agrees to make monetary payments in an amount not to exceed $1,500,000.00 (hereinafter referred to as “Royalty” payments) to Licensor as follows:

(a)  Ten percent (10%) of the first $7,500,000.00 in hardware sales of the Licensed Technology; and

(b)  Thirty-three percent (33%) of the next $2,272,728.00 in hardware sales of the Licensed Technology.

4.2  Purchase Price and Transfer of Assets.     As part of this agreement, when Licensee has paid to Licensor the sum total of seven hundred and fifty thousand dollars ($750,000), formal transfer of title to all the items listed on Schedules 1 and 2  Intellectual Property and all rights associated with the technology, will be made in full to the Licensee.

4.3  Licensor’s Current or Former Employees. Licensee in its sole discretion shall have the right to offer employment to those employees of Licensor that Licensee deems necessary or advisable.

4.4  Customer Obligations.   Licensee desires and agrees to assume responsibility for all current customer contracts and obligations said obligations are set out in Schedule 6.4. In addition the Licensor will supply Licensee with the current pipeline and pilot information.

SECTION 5: TAXES, DUTIES, LEVIES, VAT

5.1  Licensee shall pay all taxes, duties, levies, handling charges and other fees (other than Licensor’s direct net income taxes) imposed or levied against or incurred by  Licensee under any law now or hereafter in effect, levied or based upon the license, delivery, shipment, import, export, or Licensee’s possession or use of the Licensed Technology or upon the grant of this license or the exercise thereof or based upon or measured by the Royalty or payment thereof or any part thereof.

5.2  Licensee hereby declares that, should any governmental authority require that Value Added Tax (VAT) is to be levied on payments hereunder, Licensee will be solely responsible for payment of said VAT levies.

SECTION 6: AUDIT RIGHTS; ADJUSTMENTS

6.1  During the term of this Agreement and for a period of two (2) years after any termination of this Agreement, Licensor or its duly authorized representatives shall be allowed at any reasonable time to examine and make copies of Licensee’s books and records relating to this Agreement in order to verify compliance with the provisions of this Agreement.  Such books and records shall be preserved by Licensee for at least two (2) years from the date of the Royalty payment to which they pertain.

SECTION 7: INVENTIONS, NEW DEVELOPMENTS AND IMPROVEMENTS

7.1 If, during the term of this Agreement or at any time after the termination of this Agreement for any reason, any invention, new development, derivative work or improvement (including, without limitation, know-how) derived from the Subject Matter of this Agreement shall be developed by Licensee or any of its Affiliates, the same shall be and remain the sole and exclusive property, with all ownership rights title and interest, of Licensee .

SECTION 8: CONFIDENTIALITY

6.1 Confidentiality. Both parties acknowledge that the Proprietary Items constitute trade secrets, proprietary property and/or confidential information of the disclosing party; accordingly, at all times during and after the date of this Agreement (regardless of whether or not Licensee and Licensor are engaged in any business relationship), without the prior written consent of the disclosing party:

(a) All Proprietary Items will be held in strict confidence, and the receiving party will not, directly or indirectly, communicate or disclose any Proprietary Items to any Person or permit any Person to have access to or possession of any Proprietary Items, except as necessary in connection with either parties’ performance under this Agreement

(b) Each party will take all reasonable measures necessary to preserve the confidentiality of the Proprietary Items and to safeguard against unauthorized disclosures and uses of the Proprietary Items, which measures shall include the highest degree of care such party utilizes to protect its own Proprietary Items of a similar nature. The receiving party agrees to notify promptly the disclosing party in writing of any misuse, unauthorized disclosure or misappropriation of Proprietary Items which may come to receiving party’s attention.

(c) Each party agrees it will not use or permit the use of any Proprietary Items for any purpose, and will not make or retain any copy of any Proprietary Items, except as necessary in connection with performance under this Agreement.

8.2 Legal Requirement to Disclose. The parties may disclose Proprietary Items to other Persons, but only to the extent required under applicable law or by a government order, decree, regulation or rule, provided that, if reasonably feasible,  written notice with sufficient opportunity to seek a protective order prior to such disclosure is delivered to the disclosing party.

8.3 Enforcement. The parties acknowledge that the provisions of this Agreement are reasonable and necessary to protect the legitimate interests of each party, and that any violation of any provisions of this section will result in irreparable injury to the disclosing party, for which monetary damages could not adequately compensate.  Accordingly, the parties agree that in the event of any such breach by receiving party, the disclosing party shall be entitled to temporary and permanent injunctive relief, without the necessity of proving actual damages, and to an equitable accounting of all earnings, profits and other benefits arising from any such violation, which rights shall be cumulative and in addition to any other rights or remedies to which the disclosing party may be entitled in law or in equity. The existence of any claim or cause of action which receiving party or any Person may have against disclosing party will not constitute a defense or bar to the enforcement of any of the provisions of this section.

SECTION 9: INFRINGEMENT

9.1 In the event that any suit, action or other proceeding shall be brought against Licensee involving any claim of patent, trademark, copyright or trade secret infringement based upon Licensee’s use of the Licensed Technology or Licensed Trademarks hereunder, Licensee shall promptly send to Licensor copies of all papers which shall have been served in such suit, action, or other proceeding.  In the defense of any such claim, Licensee will cooperate fully with Licensor, will on reasonable notice have any of its employees, officers, directors, agents and other representatives testify when requested by Licensor, and will on reasonable notice, make available to Licensor all relevant records, papers, information, samples, specimens and the like.  Licensor will also hold Licensee harmless from and indemnify Licensee against any and all liability, damage, costs, and expenses (including, without limitation, reasonable attorneys’ fees) incurred by Licensee in connection therewith, but solely to the extent that such liability, damage, costs and/or expenses stems from Licensee’s use of the Licensed Technology and/or Licensed Trademarks in accordance with this Agreement. Licensee shall be entitled to deduct from/apply against the amount due pursuant to Section 4 of this Agreement any amount due from Licensor for such indemnification.

9.3 Licensee will promptly notify Licensor of any infringement, counterfeiting, imitation, or passing off the Licensed Technology or any Licensed Trademark of which it becomes aware, but Licensee will not take any action, legal or otherwise, with respect to such infringement, counterfeiting, imitation, passing off, without the prior consent of Licensor.  Licensor, either in its name or in Licensee’s name, or in the names of both, may, but is not obligated to, take any action, legal or otherwise, to protect the Licensed Technology and/or the Licensed Trademarks that Licensor deems necessary or desirable, within Licensor’s sole discretion.  In any such action so instituted by Licensor, Licensee will cooperate with Licensor and, will on reasonable notice have any of its employees, officers, directors, managers, trustees, agents, and other representatives testify when requested by Licensor and, on reasonable notice, will make available to Licensor all relevant records, papers, information, samples, specimens, and the like.  Any and all money recoveries received in connection therewith shall accrue to Licensor.

9.3 Upon payment of amount specified in Section 4.1. (a), the provisions of this Section 11 shall no longer apply.

SECTION 10: SPECIFIC OBLIGATIONS OF LICENSEE

10.1 Exportation of Technical Data or Products. Licensee shall not, without the prior written consent of Licensor and the Office of Export Administration, United States Department of Commerce, knowingly re-export, export, or ship, or cause to be re-exported, exported, or shipped, directly or indirectly, any Licensed Technology, or any direct or indirect product thereof, to any country to which, under the laws of the United States, Licensor is or may be prohibited from exporting its technology or its direct or indirect product.  The provisions of this paragraph shall extend automatically to any other destination to which the U.S. Office of Export Administration at any time during the life of this Agreement restricts or prohibits the export of technical data or any direct or indirect product thereof.

10.2 Ethical Practices. Licensee shall distribute and sell the Licensed Technology in an ethical manner and in accordance with the provisions and the intent of this Agreement, and shall not illegally engage in unfair or anti-competitive business practices.  The Licensed Technology shall be distributed and sold in accordance with all applicable international, national, federal, state and local laws, treaties and governmental orders and regulations.

10.3 No Encumbrances. Licensee shall not encumber or cause to be encumbered in any manner, the Licensed Technology, or cause or permit any expenses to be charged to Licensor without Licensor’s prior approval in writing in each instance.

SECTION 11: CHOICE OF LAWS; CONSENT TO JURISDICTION

This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Texas, without reference to conflicts of law provisions, as an agreement made and wholly to be performed therein.  The parties each consent to service of process by certified mail, return receipt requested, at the address set forth on the first page of this Agreement  (as the same may be changed pursuant to this Agreement) and each party expressly waives the benefit of any contrary provision of foreign law.  In the event that any legal action or other proceeding is commenced to enforce any provision of this Agreement or as a result of a breach, default or misrepresentation in connection with any provision of this Agreement, the successful or prevailing party shall be entitled, in addition to any other relief which said party may be entitled, to recover reasonable attorneys’ fees and costs of litigation incurred in such action or proceeding.

SECTION 12: FORCE MAJEURE

Neither party to this Agreement will be liable to the other for any failure or delay in performance under this Agreement due to circumstances beyond its reasonable control including, without limitation, Acts of God, accident, labor disruption, acts, omissions and defaults of third parties, and official, governmental and judicial action not the fault of the party failing or delaying in performance.

SECTION 13: INDEMNIFICATION. Each party agrees to indemnify and hold harmless the other party from and against any cost, loss or expense (including attorneys’ fees) resulting from any and all claims by third parties for loss, damage, or injury allegedly caused by the  actions, admissions, omissions, misrepresentations or breach of the representations and warranties contained herein of the other party, its agents or employees  provided that the indemnified parties provides the indemnifying party with (a) prompt written notice of such claims or actions, (b) sole controlling authority over the defense or settlement of such claim or action, and (c) proper and  full information and reasonable assistance to defend and/or settle any such claim or action.

SECTION 14: REPRESENTATIONS, WARRANTIES AND DISCLAIMERS.

14.1 Licensor hereby represents to Licensee:

(a) Licensor warrants that it owns all right, title, and interest in the Licensed Technology, it has the right to grant the licenses herein to Licensee and no part of the License Technology contains any rights title or interest belonging to a third party and not owned by Licensor.

(b) That Licensee’s licensed use, possession and duplication of the Licensed Technology will not be interrupted or otherwise disturbed by any entity asserting a claim related to the Licensed Technology.

(c) That neither the Licensed Technology, or any portion thereof, constitutes or may give rise to a claim of infringement of any patent, copyright, trade secret or other property right of a third party.

(d) Licensor is not aware of any facts or circumstances that would constitute an infringement of any third party patents, copyrights or trade secrets.

14.2 WARRANTIES. EXCEPT AS OTHERWISE SET FORTH HEREIN, LICENSOR’S LICENSED TECHNOLOGY IS LICENSED AS IS.  ALL WARRANTIES, EITHER EXPRESSED OR IMPLIED, ARE DISCLAIMED AS TO THE TECHNOLOGY IN ITS QUALITY, PERFORMANCE, MERCHANTABILITY, OR FITNESS FOR ANY BUSINESS OR A PARTICULAR PURPOSE. IN NO EVENT WILL EITHER PARTY BE LIABLE FOR DIRECT, INDIRECT OR INCIDENTAL OR CONSEQUENTIAL DAMAGES RESULTING FROM THE LICENSED TECHNOLOGY. HOWEVER, IT WILL BE LICENSOR’S RESPONSIBILITY TO CORRECT ANY DEFECT IN THE LICENSED TECHNOLOGY WITHIN A REASONABLE TIME AFTER RECEIVING A COMPLAINT, WHERE SUCH REASONABLE TIME WILL IN NO EVENT EXCEED THREE (3) MONTHS FROM THE EFFECTIVE DATE OF THIS LICENSING AGREEMENT.

SECTION 15: TERM AND TERMINATION

15.1 Term and Renewal. The term of this Agreement shall be for five (5) years from the date hereof. This Agreement will automatically renew for successive one-year terms, unless this Agreement is otherwise terminated as provided herein.

15.2 Termination.

(a) Breach by Licensee. In the event that Licensee: (i) materially breaches any of its duties or obligations hereunder, which breach shall not be cured within thirty (30) days after written notice is given by Licensor specifying the breach; or (ii) repeatedly breaches any of its duties or obligations hereunder and fails to cure and cease committing such repeated breaches within thirty (30) days after being given written notice specifying the breach, then Licensor may, by promptly giving written notice thereof to Licensee, terminate this Agreement as of a date specified in such notice of termination.

(b) Licensee’s Right to Terminate. Licensee has the right to terminate this Agreement at any time immediately upon written notice to Licensor.

(c) Upon the termination of this Agreement for any reason, in addition to the other matters provided for in this Agreement in such event, Licensee shall make no further use of the Licensed Technology, excluding any and all derivatives thereof which under the terms of this Agreement shall remain the property of Licensee, and shall immediately deliver to Licensor or destroy the original and all copies of such Licensed Technology.  Termination shall not affect any rights accrued prior thereto. Sections 3,4,8,9,10,11,12,13,15, and 16 shall survive termination of this Agreement or any License.

SECTION 16: REPRESENTATION AND WARRANTIES OF LICENSOR

Licensor hereby represents and warrants to Licensee the following:

(1) That the execution by and performance of this Agreement by Licensor will not cause it to be in breach of any other agreement, warranty, covenant, representation, law, statute, regulation or ordinance.

(2) That the execution of this Agreement has been duly authorized by Licensor in accordance with its operational rules and procedures as set forth in the laws of the jurisdiction wherein it was created and/or its own internal governance documents.

(3) That Licensor is the sole owner of all of the Licensed Technology and Licensed Trademarks free and clear of any and all liens or other encumbrances.

(4) That Licensor is a corporation duly established and in good standing under the applicable laws and statutes of the State of                  .

(5) That any and all representations made to Licensee and any and all documents provided or to be provided pursuant to this Agreement are true, correct and complete.

SECTION 17: MISCELLANEOUS

17.1 Notices. Notices by either party to the other shall be given by facsimile transmission, if possible, and by registered or certified mail, return receipt requested, with proof of delivery, all charges prepaid. All statements, and notices hereunder shall be given at the respective addresses of Licensor and Licensee as set forth on the first page of this Agreement unless written notice of a change of address is given in the manner specified in this section.  Notices shall be deemed effective the date the notice is given, except that notices of change of address shall be effective when received.

17.2 Relationship between Parties. The relationship between Licensee and Licensor is that of independent contractors, and not partners, joint ventures or agents.  Except as expressly provided in this Agreement, neither party has any authority to bind the other party in any manner.  Neither party will be liable for any debts or liabilities of the other party, and, except as otherwise provided in this Agreement, each party will be responsible for its own expenses incurred in performing its obligations under this Agreement.

17.3 Entire Understanding. This Agreement, together with the Exhibits and Schedules to this Agreement, state the entire understanding between the parties with respect to the subject matter hereof and supersede all earlier and contemporaneous oral and written communications and agreements with respect to the same subject matter.  Neither this Agreement, nor any other Exhibit or Schedule to this Agreement, may be amended or modified except in a written document signed by both parties.

17.4 Additional Documents. Each of the parties hereto shall take or cause to be taken all action, or do or cause to be done all things, or execute and deliver any and all documents, instruments and writings, necessary, convenient, proper or advisable to consummate, make effective, and carry out the terms and provisions of this Agreement.

17.5 Parties in Interest. This Agreement will bind, benefit, and be enforceable by Licensor and Licensee, and their respective successors and, to the extent permitted hereby, assigns.  Without the prior written consent of Licensor, Licensee may not assign or subcontract any of its rights or obligations under this Agreement to any Person.  Nothing herein expressed or implied is intended or shall be construed to confer upon or to give to any Person, other than the parties hereto, their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

17.6 No Waivers. No failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by either party, and no course of dealing between the parties, will constitute a waiver of, or will preclude any other or further exercise of, the same or any other right, power or remedy.

17.7 Severability. If any provision of this Agreement is construed to be invalid, illegal or in unenforceable, then the remaining provisions will not be affected thereby and will be enforceable without regard thereto provide however that if such determination results in a material change to the respective rights of the parties to this Agreement, the remaining provisions shall be adjusted equitably so that no party benefits disproportionately..

17.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be an original hereof, and it will not be necessary in making proof of this Agreement, and will not affect its interpretation.

17.9 Section Headings. Section and subsection headings are for convenience of reference only, do not constitute part of this Agreement, and will not affect its interpretation.

17.10 Assignment. Except as other wise provided herein, neither party shall sell, assign, or otherwise transfer to any third party this Agreement or any of its rights or obligations hereunder without the prior written consent of the other party.

WITNESS THE DUE EXECUTION AND DELIVERY HEREOF AS OF THE DATE FIRST STATED ABOVE.

ENERGY TECHNOLOGY GROUP INC.		I-Sys, Inc.

By:	/s/ TOM E. WHEELER	By:	/s/ KENNETH KERCHER

Name:	Tom E. Wheeler	Name: Kenneth Kercher
	Title: President and Secretary, ETG	Title: President and CEO